Sub-Item 77O
                                                         Rule 10f-3 Transactions




              DREYFUS BASIC U.S. MORTGAGE SECURITIES FUND

On May 6, 20087, Dreyfus BASIC U.S. Mortgage Securities Fund(the "Fund") purchased $87,861,242 of Capital Auto Receivables - Fix to Float Rate (3.74%) Perpetual/Call-3/15/2011 - Rated: AAA/Moody's, AAA/S&P - CUSIP # 13974YAE0 (the "Bonds"). The Bonds were purchased from Citigroup, a member of the underwriting syndicate offering the Bonds, from their account. BNY Capital Markets, Inc., as a Jr. Co-Manager, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate's primary members:


                           Banc of America Securities
                         Citigroup Global Markets, Inc.
                      J.P. Morgan Securities, Inc.
                         Greenwich Capital Markets, Inc.
                         BNY Mellon Capital Markets, LLC
                               Lloyds TSB Bank Plc
                         RBC Capital Markets Corporation
                              Scotia Capital, Inc.